Exhibit 99.1
Nanosphere, Inc.
4088 Commercial Avenue
Northbrook, IL 60062
NEWS
Nanosphere Announces Third Quarter 2009 Results
NORTHBROOK, Ill., November 5, 2009 — Nanosphere, Inc. (NASDAQ: NSPH), a leader in the development and commercialization of advanced molecular diagnostics systems, today reported financial results for the third quarter and nine months ended September 30, 2009.
Total revenue for the third quarter of 2009 was $729,000 compared with total revenue of $283,000 for the third quarter 2008 and $402,000 in the second quarter of 2009. Net loss for the third quarter of 2009 was $8.2 million as compared to $9.0 million for the third quarter of 2008. Cash on hand at the end of the third quarter of 2009 was $50.3 million. For the nine months ended September 30, 2009, total revenue was $1.4 million compared to $1.1 million for the same period last year.
“In the past few weeks we achieved two significant milestones. These include FDA clearance of our influenza A & B and respiratory syncytial virus (RSV) test and the Verigene SP System, with complete sample-to-result automation, as well as the completion of a $37.8 million financing. Both these events place Nanosphere in an excellent position to bring our strong pipeline of new products through the FDA to the commercial market,” said William Moffitt, Nanosphere’s president and chief executive officer.
Mr. Moffitt added, “We have completed the clinical trials for our regulatory submission for our troponin assay and anticipate filing with the FDA shortly. As previously announced, we received clearance in July for the company’s cystic fibrosis (CF) nucleic acid test that detects mutations in the CFTR gene, and we are awaiting FDA clearance for our hemochromatrosis assay.”
“There is a growing demand for the Verigene System in multiple hospital settings which suggests that this may drive industry-wide adoption of our ultra-sensitive and multiplexed protein and genomic diagnostics platform,” Mr. Moffitt stated.
For the third quarter of 2009, research and development expenses declined to $4.6 million from $5.7 million in the third quarter of 2008. The $1.1 million decrease in research and development expenses was driven primarily by the completion of the initial development of the Verigene SP and cash conservation measures taken during the recent time of economic uncertainty. For the nine months ended September 30, 2009, research and development expenses decreased to $13.9 million from $17.6 million in the comparable nine months of 2008.

Sales, general and administrative expenses increased slightly to $3.5 million in the 2009 third quarter compared to $3.4 million in the 2008 third quarter. The SG&A increase was due primarily to increased expenses for Nanosphere’s FAST-TRAC clinical trial for its cardiac troponin assay in 2009 that was largely offset by a decrease in costs from completion of initial implementation of the company’s Sarbanes-Oxley compliance program in 2008. For the first nine months of 2009, sales, general and administrative expenses decreased to $10.3 million from $10.6 million in the same period of 2008.
The Company also announced the resignation of William Cork, its Vice President, Research and Development, to pursue other opportunities. Mr. Moffitt said, “Bill Cork was one of Nanosphere’s earliest employees. He has contributed greatly to our progress toward becoming a world leader in molecular diagnostics, having just completed the development of the troponin assay and the launch of Nanosphere’s sample-to-result Verigene SP System and our first infectious disease assay. As our efforts increasingly shift toward production and commercialization, we will continue to build the infrastructure to optimally support our operational and strategic goals,” said Mr. Moffitt. “On a personal level, Bill will be missed by all his colleagues and friends here.” Mr. Moffitt added that Mr. Cork’s responsibilities have been reassigned.
The company will hold a live conference call and webcast for investors on Thursday, November 5, 2009 at 5:00 P.M., Eastern Time. The teleconference can be accessed by dialing 888.713.4218 (U.S./Canada) or 617.213.4870 (international), participant code 68742213. The call will also be broadcast live over the Internet and can be accessed by interested parties at the Investor Relations tab on the Nanosphere website: www.nanosphere.us.
For interested individuals unable to join the call or webcast, a replay will be available through November 11, 2009 by dialing 888-286-8010 or for international calls 617-801-6888, pass code 80886974, or on the company’s website.
About Nanosphere, Inc.
Nanosphere develops, manufactures and markets an advanced molecular diagnostics platform, the Verigene® System, for direct genomic and ultra-sensitive protein detection. This easy to use and cost effective platform enables simple, low cost and highly sensitive genomic and protein testing on a single platform. Nanosphere is based in Northbrook, IL. Additional information is available at http://www.nanosphere.us.
Except for historical information, the matters discussed in this press release are “forward-looking statements” and are subject to risks and uncertainties. Actual results could differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the following: (i) Nanosphere’s ability to develop commercially viable products; (ii) Nanosphere’s ability to achieve profitability; (iii) Nanosphere’s ability to produce and market its products; (iv) Nanosphere’s ability to obtain regulatory approval of its products; (v) Nanosphere’s ability to protect its intellectual property; (vi) competition and alternative technologies; and (vii) Nanosphere’s ability to obtain additional financing, if and when necessary, to support its operations. Additional risks are discussed in the Company’s current filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:
Investors:	Media:
Nanosphere, Inc.	The Torrenzano Group
Roger Moody, 847-400-9021	Rick Anderson, 212-681-1700, Ext. 115
Chief Financial Officer	randerson@torrenzano.com
rmoody@nanosphere.us

Nanosphere, Inc.
Statements of Operations
(Unaudited)

	Three Month Periods Ended		Nine Month Periods Ended
	September 30,		September 30,
	2009	2008	2009	2008
REVENUE:
Grant and contract revenue	$422,300	$73,459	$581,797	$346,071
Product sales	306,717	209,772	804,682	707,891

Total revenue	729,017	283,231	1,386,479	1,053,962
COSTS AND EXPENSES:
Cost of sales	587,901	246,128	1,298,384	821,733
Research and development	4,618,001	5,683,346	13,858,186	17,631,003
Sales, general, and administrative	3,519,404	3,376,807	10,339,580	10,563,212

Total costs and expenses	8,725,306	9,306,281	25,496,150	29,015,948

Loss from operations	(7,996,289)	(9,023,050)	(24,109,671)	(27,961,986)
OTHER INCOME (EXPENSE):
Foreign exchange gain (loss)	(338)	1,347	(2,518)	(23,298)
Interest expense	(287,185)	(499,836)	(1,030,263)	(1,630,464)
Interest income	41,451	495,067	322,475	1,973,984

Total other income (expense)	(246,072)	(3,422)	(710,306)	320,222

NET LOSS	$(8,242,361)	$(9,026,472)	$(24,819,977)	$(27,641,764)

Net loss per common share — basic and diluted	$(0.37)	$(0.41)	$(1.12)	$(1.24)
Weighted average number of common shares outstanding — basic and diluted	22,232,621	22,228,539	22,230,070	22,207,843

Nanosphere, Inc.
Condensed Balance Sheets
(Unaudited)

	September 30,	December 31,
	2009	2008

Cash and cash equivalents	$50,296,154	$75,356,960
Other current assets	3,261,129	2,672,954

Total current assets	53,557,283	78,029,914
Net property and equipment	6,429,522	7,294,224
Intangible assets — net of accumulated amortization	1,460,913	1,443,582
Other assets	103,641	128,190

Total assets	$61,551,359	$86,895,910

Current liabilities	9,922,341	9,002,665
Long term liabilities	—	3,352,137
Total stockholders’ equity	51,629,018	74,541,108

Total liabilities and stockholders’ equity	$61,551,359	$86,895,910

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